EARLY WORKS AGREEMENT

This agreement, entered into as of the 21st day of September 2007, in Cardiff, United Kingdom / Frankfurt am Main, Germany by and

between

Flex Fuels Energy Limited
30 St Mary Axe
London EC3A 8EP
United Kingdom
- hereinafter called „FLEX“ -

and

Lurgi Aktiengesellschaft
Lurgiallee 5
D-60295 Frankfurt am Main
Germany
- hereinafter called „LURGI“ -

PREAMBLE

Whereas, FLEX intends to install an integrated biodiesel production facility with an annual capacity of 200,000 tons biodiesel to be located within Cardiff, United Kingdom (hereinafter called “Plant”), and

Whereas, LURGI has developed and owns a proprietary process for the production of biodiesel (hereinafter called “Process”), and

Whereas, LURGI has special experience and competence in the design, installation, start-up and operation of integrated biodiesel plants applying LURGI’s process, and

Whereas, FLEX is desirous to adapt LURGI’s process for the installation of its integrated biodiesel plant and has therefore requested LURGI to provide the related early works services (hereinafter also called „Work“) in such respect, and

Whereas, LURGI is willing to render such Work.

Now, therefore, FLEX and LURGI enter into the following agreement:

1	Basis and Scope of Work

1.1	LURGI shall execute the Work as defined in Annex I. LURGI shall base the Work upon the outline functional specification as per Annex II.

1.2
LURGI shall render additional services at FLEX’s plant site upon request of FLEX related to process consultation, supervision of engineering and plant construction, start-up assistance, proof of performance guarantees, etc. subject to terms and conditions as stipulated in Article 2.2..

2	Contract Price, Daily Rates and Price Basis

2.1	Agreement Price

2.1.1	The price for the early works services as defined under Article 1.1 above amounts to:

EUR 360,000.00

 (in words: three hundred and sixty thousand Euro only)

2.2	Daily Rates for Additional Services

Section removed for reasons of commercial confidentially.

2.3	Price Basis

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2.4	Taxes, Levies

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2.5
For the avoidance of doubt the liability of FLEX howsoever and wheresoever arising under or out of this agreement shall in no circumstances exceed the said sum of EUR 360,000.00 unless both FLEX and LURGI have agreed to any new price in writing.

3	Terms of Payment

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4	Execution Period

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5	Change of Work

5.1
Should FLEX require engineering work over and above the Work as defined in Annex I, FLEX shall have the right at any time to order changes in the Work. Upon FLEX’s respective written request LURGI shall furnish FLEX with a written statement specifying:

-	LURGI’s estimate of the increase in the total cost involved;

-	any effect such changes in LURGI’s work may have on any other provision of this agreement;

-	such other detail as FLEX may require.

5.2
If FLEX agrees to the statement referred to in the change of work notification from LURGI, FLEX shall notify LURGI thereof in writing within 7 (seven) working days from receipt of LURGI’s notification whereupon the change of work shall be deemed to be incorporated into LURGI’s scope of work.

5.3	LURGI shall not start work that may effect a change in the work and involve an increase in cost before FLEX has agreed to the aforesaid statement.

5.4	Payments for authorised changes in work shall be made by FLEX within 10 (ten) days after receipt of corresponding invoice to LURGI’s bank account as stated in the invoice.

6	Warranty – Limitation of Liability

6.1	Warranty for Engineering

LURGI shall perform the early works services in accordance with internationally recognised practices and standards.

If, nevertheless, LURGI’s work proves to be wholly or partially incorrect, defect or incomplete for reasons attributable to LURGI, LURGI’s liability shall be limited, to the exclusion of any further rights and remedies of FLEX, to the cost-free correction of any defective work. Any action or proceeding based on LURGI’s failure to perform its obligations hereunder must be brought or instituted immediately by FLEX after discovery, at the latest 12 (twelve) months from submission of the Work or 18 (eighteen) months after the effective date of this agreement, in case of delays not attributable to LURGI.

LURGI shall perform the early works services with the reasonable skill and care to be expected of an experienced design and build contractor of works of a similar size and nature to the Plant and in accordance with internationally recognized practices and standards.

6.2	Limitation of Liability

6.2.1	LURGI’s overall total liability under or in connection with this agreement shall be limited to a maximum amount of 5 (five) percent of the agreement price as per Article 2.1.

6.2.2
LURGI shall not be liable under any theory of law whatsoever, whether based on breach of agreement, strict liability, tort or otherwise, for any special, incidental, for indirect and/or consequential damage or losses such as, but not limited to, loss of business opportunities, loss of profit, increased cost of construction investment, interest, financing or other increased or additional cost, no matter what statutory basis such claims for reimbursement may have.

7	Force Majeure

Neither party hereto shall be held responsible for any delay or failure to perform any or all of the obligations imposed upon such party caused by occurrences beyond the control of the party concerned, including but not limited to acts of God, Government regulations, strikes, lockouts or other acts of workmen, fires, floods, explosions, riots, war, rebellion and sabotage. The time for implementing this agreement shall be extended by a period equivalent to the time Force Majeure lasts.

The party affected by the circumstances of Force Majeure shall notify the other party of the beginning and of the end of Force Majeure immediately by telefax e-mail or and confirm the e-mail or telefax message by a letter within 15 (fifteen) days. In case of non-observance of such notification by the party so affected, the party so affected shall not be entitled to make reference to Force Majeure.

Should such circumstances of Force Majeure last over a period of more than 6 (six) months, the parties shall meet and discuss the best way to proceed with the execution of this agreement. If an agreement cannot be reached the case then shall be submitted to arbitration for final settlement in accordance with the stipulations of Article 8.

Payments due for services which have already been executed shall not be affected by Force Majeure.

8	Applicable Law and Arbitration

8.1	The legal relations between the parties shall in all respects be governed by the English law of England and Wales without regard to the principles of conflicts of laws.

8.2
The parties will try to settle any disputes amicably. In case they fail to succeed, the controversies will be finally settled by three arbitrators in accordance with the Rules of the International Chamber of Commerce, Paris/France.

The venue of the arbitration shall be Zurich, Switzerland.

Judgement upon the award may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award, as the case may be.

The arbitration shall be held in the English language.

9	Secrecy

9.1
FLEX undertakes to keep secret all know-how, experience and information concerning LURGI’s process of which it became or becomes aware in connection with the installation of the plant or which it develops jointly with LURGI for a period of 15 (fifteen) years after this agreement has come into force, and to use them only for the purposes of this agreement and not to disclose them to third parties.

9.2	LURGI undertakes the same obligation with respect to the secret know-how, experience and information of which it became or becomes aware through FLEX in connection with the installation of the plant.

9.3	LURGI and FLEX agree that they will impose the same secrecy obligation on their employees to the extent that is legally possible - even for the time after they have left the company.

9.4	The obligations as per Articles 9.1 and 9.2 shall not apply to such know-how, experience and information

-	which had been known to LURGI or FLEX or were evident before they began their co-operation; or

-
which LURGI or FLEX legally received from third parties without any secrecy obligation, provided that the third party did not receive this know-how, experience and information either directly or indirectly from FLEX or LURGI; or

-	which become evident without any action by LURGI or FLEX after they have begun their co-operation, the necessary evidence shall in this case be provided by the party having recourse of this clause; or

-	which become generally available in the public domain through technical literature, magazines, trade publications, etc.

9.5
LURGI and FLEX shall be entitled to pass on any know-how, experience and information that they have received from the other party under this agreement to third parties to the extent that this is necessary for LURGI or FLEX to install and operate the biodiesel plant and to provide their supplies and services for the plant. This shall apply also to repairs, improvements and modifications that become necessary after the guarantee period has expired. LURGI or FLEX shall bind such third parties to the same extent of secrecy and restricted use of the know-how, experience and information that they are themselves required to observe.

9.6
Further, and without prejudice to the foregoing LURGI agrees that FLEX may pass on any work (including information which LURGI regard as confidential) produced pursuant to the terms of this agreement for the purpose of getting all necessary planning and environmental permits for the Plant and for raising finance to construct and operate the Plant.

10	General Provisions

10.1
This agreement constitutes the entire agreement and understanding between the authorised representatives of the parties and supersede any and all written or oral prior agreements and undertakings. No modification, amendment or waiver of any of its provisions shall be valid unless in writing and signed by the parties.

However in signing this agreement the Parties acknowledge that it is the wish of both FLEX and LURGI to reach a future agreement for LURGI to provide a full contract for the design, procurement, construction and commissioning of the Plant ("the Future Contract"). If such a Future Contract does prove to be possible then the rights and obligations of both Parties under this agreement shall be subsumed into the terms of the said Future Contract.

10.2	All documents, notices and other communications should be forwarded to the following addresses:

for FLEX:	Flex Fuels Energy Limited Regus House Falcon Drive Cardiff CF10 4RU United Kingdom

for LURGI:	Lurgi Aktiengesellschaft Lurgiallee 5 D-60295 Frankfurt am Main Germany

10.3	This agreement shall become effective upon

-	execution thereof by both parties, and

-	receipt of the down payment to be made by FLEX to LURGI as per Article 3.1.1 above, and

10.4
If any term or provision of this agreement proves to be illegal, invalid or unenforceable the other terms or provisions shall not be affected thereby. FLEX and LURGI hereto shall endeavour to replace retroactively such illegal, invalid or unenforceable terms or provisions by legal, valid or enforceable terms or provisions which best correspond to their original intentions.

10.5	FLEX shall not assign its contractual rights to any third party, except with prior written agreement from LURGI.

10.6	Except for the rights explicitly granted under this agreement, FLEX shall have no further rights or remedies under this agreement.

10.7	The following Annexes form an integral part to this agreement:

Annex I	Scope of Work

Annex II	Outline Functional Specification

Annex III	LAPPC & IPPC

10.8	The agreement shall be read as a whole. In case of discrepancy or inconsistency between the body of the agreement and the Annex, the body of the agreement shall prevail.

10.9	All correspondence and documents shall be made in the English language.

10.10	This agreement is signed in two (2) identical copies.

In witness thereof, FLEX and LURGI hereto have caused this document to be executed and signed as follows on the day and date first above written.

For and on behalf of	For and on behalf of

Flex Fuels Energy Limited	Lurgi Aktiengesellschaft

By:	By:

____________________________	____________________________
Iestyn Morgan	Jan-Marc Raitz
Director	Area Sales Director

____________________________
Chris Gould	____________________________
Project Manager	Dirk Steinigen
Director Operations & Engineering

Annex I – Scope of Work

Section removed for reasons of commercial confidentially.

Annex II – Outline Functional Specification

Section removed for reasons of commercial confidentially.

Annex III – LAPPC & IPPC

Section removed for reasons of commercial confidentially.